Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Genie Retail Energy International LLC

Newark, New Jersey

We are not the primary auditors for Genie Energy Ltd. For the years ended December 31, 2021, and 2020. We have served as the auditors for Genie Retail Energy International, LLC (GREI, a subsidiary of Genie Energy Ltd.) for the years ending December 31, 2021, and 2020. We do hereby consent to the inclusion of our reports for the year ended December 31, 2021 and 2020 for GREI in the Registration Statements on Form S-3 (No. 333-222856) and Form S-8 (No. 333-262602, 333-239411, 333-225703, 333-202800, 333-177565 and 333-231976) of Genie Energy Ltd.

/s/ Zwick CPA, PLLC (Formerly known as Zwick and Banyai, PLLC)

Southfield, Michigan
March 16, 2022